                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              Tucker Anthony Sutro
                (Name of Registrant as Specified In Its Charter)

                              Tucker Anthony Sutro
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

Tucker Anthony Sutro LOGO

                                                                  April 21, 2000

Dear Stockholders:

     On behalf of the Board of Directors and employees of Tucker Anthony Sutro, I cordially invite you to attend the 2000 Annual Meeting of Tucker Anthony Sutro's stockholders. We will be holding the Annual Meeting on Thursday, May 18, 2000 at 10:00 a.m. eastern time at the Omni Parker House Hotel, located at 60 School Street, Boston, Massachusetts.

     Enclosed with this letter are a Notice of Annual Meeting, a Proxy Statement, a proxy card and a return envelope. Both the Notice of Annual Meeting and the Proxy Statement provide details of the business that we will conduct at the Annual Meeting and other information about Tucker Anthony Sutro.

     Whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the proxy card in the enclosed prepaid return envelope, or vote your proxy via the Internet or by telephone as described on page 2 of the Proxy Statement. Your shares will be voted at the Annual Meeting in accordance with your proxy instructions. Of course, if you attend the Annual Meeting you may vote in person. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

                                          Sincerely,

                                      [/s/ John H. Goldsmith]
                                          John H. Goldsmith

                                          Chairman of the Board

                             YOUR VOTE IS IMPORTANT

Please Sign, Date and Return Your Proxy Card Before the Annual Meeting

                              TUCKER ANTHONY SUTRO
              INFORMATION REGARDING ANNUAL MEETING OF STOCKHOLDERS

Date: Thursday, May 18, 2000

Time: 10:00 a.m.

Place: Omni Parker House Hotel
       60 School Street
       Boston, Massachusetts

                              TUCKER ANTHONY SUTRO
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2000

     Notice is hereby given that the Annual Meeting of Tucker Anthony Sutro will be held at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts on Thursday, May 18, 2000 at 10:00 a.m. eastern time for the following purposes:

     - To elect eleven directors;

     - To ratify the selection of Ernst & Young, LLP as our independent accountants for the fiscal year ending December 31, 2000;

     - To approve proposed amendments to our 1998 Employee Stock Purchase Plan;

     - To approve proposed amendments to our 1998 Long-Term Incentive Plan; and

     - To transact any other business that is properly presented at the Annual Meeting.

     You will be able to vote your shares at the Annual Meeting if you were a stockholder of record at the close of business on April 14, 2000.

                                          By Order of the Board of Directors:

                                          [/s/ Kevin J. McKay]

                                          Kevin J. McKay
                                          Secretary

April 21, 2000

YOUR VOTE AT THE ANNUAL MEETING IS IMPORTANT.

PLEASE INDICATE YOUR VOTE ON THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING.

IF YOU ATTEND THE MEETING, YOU WILL BE ABLE TO REVOKE YOUR PROXY AND VOTE IN PERSON.

                              TUCKER ANTHONY SUTRO
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108

                                 April 21, 2000

                       PROXY STATEMENT FOR ANNUAL MEETING

     This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the 2000 Annual Meeting of the stockholders of Tucker Anthony Sutro (the "Company"). The 2000 Annual Meeting will be held on Thursday, May 18, 2000 at 10:00 a.m. eastern time at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts.

     This Proxy Statement provides detailed information about the Annual Meeting, the proposals you will be asked to vote on at the Annual Meeting and other relevant information.

     On or about April 21, 2000 we began mailing this Proxy Statement to persons who, according to our records, owned shares of our common stock at the close of business on April 14, 2000.

                               TABLE OF CONTENTS

Information About the 2000 Annual Meeting and Voting........    2
Proposals to be Presented at the Annual Meeting.............    5
  1.  Election of Directors
  2.  Ratification of Ernst & Young, LLP as Independent
     Accountants
  3.  Approval of Proposed Amendments to 1998 Employee Stock
     Purchase Plan
  4.  Approval of Proposed Amendments to 1998 Long-Term
     Incentive Plan
Share Ownership.............................................   15
The Board of Directors......................................   17
Executive Compensation......................................   20
Compensation Committee Report on Executive Compensation.....   24
Certain Relationships and Related Transactions..............   26
Other Information...........................................   28

              INFORMATION ABOUT THE 2000 ANNUAL MEETING AND VOTING

THE ANNUAL MEETING

     The Annual Meeting will be held on Thursday, May 18, 2000 at 10:00 a.m. eastern time at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts. On or about April 21, 2000 we began mailing this Proxy Statement to persons who, according to our records, owned shares of our common stock at the close of business on April 14, 2000.

THIS PROXY SOLICITATION

     We are sending you this Proxy Statement because our Board of Directors is seeking a proxy to vote your shares at the Annual Meeting. This Proxy Statement is intended to assist you in deciding how to vote your shares.

     The Company is paying the cost of requesting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, or telecopy. Such persons will receive no additional compensation for such services, but we will reimburse them for their reasonable out-of-pocket expenses. We will also provide copies of proxy materials to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of our common stock, and we will reimburse them as well for their reasonable out-of-pocket expenses.

     In addition, a number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares via the Internet at ADP Investor Communication Services' voting web site as specified in your voting materials. Registered stockholders may vote electronically through the Internet by following the instructions included with their proxy cards.

     Votes submitted via the Internet or by calling the toll-free number attached to the proxy card must be received by 12:00 midnight, Eastern Daylight Time, on May 17, 2000. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder. If you vote via the Internet or by telephone, please do not return a signed proxy card.

RECORD DATE AND QUORUM

     The record date for the Annual Meeting was April 14, 2000. If you held shares of our common stock as of the record date, you may attend and vote at the Annual Meeting. On the record date, 22,444,345 shares of the Company's common stock were issued and outstanding. Each share of our common stock is entitled to one vote at the Annual Meeting.

     A "quorum" must be present at the Annual Meeting in order to transact business. A quorum will be present if 11,222,173 shares of the Company's common stock are represented at the Annual Meeting, either in person (by the stockholders) or by proxy. If a quorum is not present, a vote cannot occur. Except as to Proposal 1, if you indicate on a proxy or ballot that you abstain from voting or that your shares are not to be voted on a particular proposal, it has the same effect as if you voted against the proposal and those shares will be counted as in attendance at the Annual Meeting for purposes of determining a quorum as to all proposals.

VOTING YOUR SHARES

     You have one vote for each share of the Company's common stock that you owned of record at the close of business on April 14, 2000. The number of shares you own (and may vote at the Annual Meeting) is listed on the enclosed proxy card. You may not cumulate your votes in voting for directors.

     You may vote your shares at the Annual Meeting either in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Annual Meeting. To vote by proxy, you must complete and return the enclosed proxy card or vote your proxy via the Internet or by telephone as described above. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the Annual Meeting in accordance with the instructions you give on the proxy card.

     If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the Annual Meeting. IF YOU COMPLETE THE PROXY CARD EXCEPT FOR THE VOTING INSTRUCTIONS, THEN YOUR SHARES WILL BE VOTED FOR THE PROPOSED ELECTION OF DIRECTORS, FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG, LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE 2000 FISCAL YEAR, FOR APPROVAL OF PROPOSED AMENDMENTS TO OUR 1998 EMPLOYEE STOCK PURCHASE PLAN, AND FOR APPROVAL OF PROPOSED AMENDMENTS TO OUR 1998 LONG-TERM INCENTIVE PLAN.

REVOKING YOUR PROXY

     If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy in any one of three ways:

     - You may notify the Secretary of the Company in writing that you wish to revoke your proxy.

     - You may submit a proxy dated later than your original proxy.

     - You may attend the Annual Meeting and vote. Merely attending the Annual Meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

VOTE REQUIRED FOR APPROVAL

Proposal 1:  Election of         The eleven nominees for director who receive
Eleven Directors                 the most votes will be elected. If you indicate
                                 "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either for or against the nominee.


Proposal 2:  Ratification of     Ratification of the selection of our
Selection of Independent         independent accountants requires the
Accountants                      affirmative vote of the holders of a majority
                                 of shares of our common stock having voting power present in person or represented by proxy at the meeting.


Proposal 3:  Approval of         Approval of the proposed amendments to the 1998
Amendments to 1998 Employee      Employee Stock Purchase Plan requires the
Stock Purchase Plan              affirmative vote of the holders of a majority
                                 of shares of our common stock having voting power present in person or represented by proxy at the meeting.


Proposal 4:  Approval of         Approval of the proposed amendments to the 1998
Amendments to 1998 Long-Term     Long-Term Incentive Plan requires the
Incentive Plan                   affirmative vote of the holders of a majority
                                 of shares of our common stock having voting power present in person or represented by proxy at the meeting.

     If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on all of the proposals scheduled to be presented at the Annual Meeting, other than Item 4. If a broker returns a "non-vote" proxy, which indicates a lack of authority to vote on a given matter, then the shares covered by the non-vote shall be treated as present at the meeting for purposes of determining a quorum, but will not be treated as represented at the meeting for purposes of calculating the vote with respect to that matter.

ADDITIONAL INFORMATION ABOUT THE COMPANY

     Our Annual Report to Stockholders for the fiscal year ended December 31, 1999, including consolidated financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. The Annual Report tells you how to get additional information about the Company.

                PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

     We will present the following four proposals at the Annual Meeting. We do not expect anyone to present any other proposals. If anyone validly presents any other proposal, we will use your proxy to vote on those proposals as we believe is appropriate.

                         ITEM 1:  ELECTION OF DIRECTORS

     Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if there is no direction on the proxy card, for the Board of Director nominees listed below. Nominees for election to our Board of Directors are:

John H. Goldsmith        C. Hunter Boll
John F. Luikart          Winston J. Churchill
David P. Prokupek        Thomas M. Hagerty
Mark T. Whaley           David V. Harkins
Robert H. Yevich         Hugh R. Harris
                         Seth W. Lawry

     Each director will be elected to serve for a one-year term, or thereafter until his replacement is elected and qualified or until his earlier resignation or removal. Each of the eleven nominees is presently a member of the Board of Directors and has consented to serve as a director if re-elected. More detailed information about each of the nominees is available in the section of this booklet titled "The Board of Directors," which begins on page 15.

     If any of the nominees cannot serve for any reason (which we do not anticipate), our Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Our Board of Directors may also decide to leave the seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board of Directors. Proxies for the Annual Meeting may not be voted for more than eleven nominees.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THESE DIRECTORS.

                  ITEM 2:  RATIFICATION OF ERNST & YOUNG, LLP
                            AS INDEPENDENT ACCOUNTANTS

     We are requesting that you ratify our Board's selection of Ernst & Young, LLP as our independent accountants for 2000. Ernst & Young, LLP have been our independent accountants since the Company's inception in 1996 and were the independent accountants for Freedom Securities Holding Corporation (the "Predecessor Company" to the Company). The Audit Committee and the Board believe that Ernst & Young's experience with and knowledge of the Company and the Predecessor Company are important and we would like to continue this relationship.

     Although the selection of independent accountants does not require ratification, we are submitting this proposal to you because we believe this matter is significant enough to warrant your participation. If you do not ratify the appointment of Ernst & Young, LLP, our Board of Directors, after review by the Audit Committee, will consider the appointment of other independent accountants. Representatives from Ernst & Young will be available at the Annual Meeting to answer your questions and make a statement if they desire.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                       ITEM 3:  APPROVAL OF AMENDMENTS TO
                                1998 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Employee Stock Purchase Plan (the "ESPP") was implemented in March 1998 to provide eligible employees of the Company and any participating subsidiaries the opportunity to purchase common stock of the Company through after-tax payroll deductions. The purpose of the ESPP is to provide incentives for our employees to promote the best interests of the Company by allowing eligible employees the opportunity to participate in the Company's economic growth. We believe our employees view the ESPP as a valuable benefit. As of the record date, approximately 20 percent of eligible employees are participating in the ESPP.

THE CURRENT ESPP

     The Board's Compensation Committee currently administers the ESPP. As the administrator of the ESPP, the Compensation Committee has full authority to make, administer, and interpret equitable rules regarding the ESPP.

     Our Board may, without the consent of the participants, amend the ESPP at any time, provided that the amendment does not adversely affect options previously granted under the ESPP. Our Board must obtain the approval of our stockholders, however, to (a) increase the total number of shares of common stock available for purchase under the ESPP, (b) change the class of employees eligible to receive options under the ESPP, or (c) change the ESPP in any way that would require shareholder approval under applicable law or regulations.

     All of our employees whose customary employment is 20 hours or more per week and five months or more per year and who have been employed by the Company for at least six months before a Purchase Period (as defined below) begins are eligible to participate voluntarily in the ESPP. Employees who own 5% or more of our stock and non-employee directors cannot participate. In addition, under the ESPP's current terms, persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act cannot participate in the ESPP.

     To participate in the ESPP, an employee must authorize the Company in writing to deduct an amount (not less than 1% nor more than 10% of a participant's base compensation and not more than $25,000 in any year) from his or her pay commencing on January 1, April 1, July 1 and October 1 of each year (each a "Purchase Period"). On the first day of each Purchase Period, the Company grants to each participating employee an option (expiring at the end of the Purchase Period) to purchase up to that number of shares of common stock they are entitled to purchase under the ESPP. The exercise price for the option for each Purchase Period is 85% of the fair market value of the common stock. The fair market value will be the average of the closing selling price of the common stock on the NYSE for the last five days of any Purchase Period. The exercise price for the Purchase Period that ended March 31, 2000 was $13.02625. If an employee is not a participant on the last day of a Purchase Period, the employee is not entitled to exercise his or her outstanding option, and the amount of his or her accumulated payroll deduction will be refunded to the employee. If the participant remains in the plan as of the end of the Purchase Period, his or her accumulated payroll deductions will automatically be used to purchase shares of common stock at the exercise price described above. A participant must then hold the purchased shares in a designated account for six months after purchase.

     A participant in the ESPP may elect to cancel his or her participation in the ESPP by submitting written notice of cancellation. In the event of cancellation, the participant will receive in cash, as soon as practicable after delivery of the notice of cancellation, the amount of accumulated payroll deductions in the participant's account. Cancellation of an employee's participation does not prevent the employee from electing to participate in the ESPP during any subsequent Purchase Period. In addition, an employee's rights under the ESPP end upon termination of his or her employment, at which time the amount of accumulated payroll deductions in the participant's account would be refunded to the participant.

     Common stock for the ESPP is made available either from authorized but unissued shares of common stock or from shares of common stock reacquired by the Company, including shares repurchased in the open market.

PROPOSED AMENDMENTS

     Our ESPP currently authorizes the issuance of a maximum of 500,000 shares of common stock to participating employees. As of the record date, 79,209 shares remain available for purchase under the ESPP. Our Board of Directors believes this number is insufficient to meet anticipated demand for participation in the ESPP over the next few years and is seeking approval to increase the number of shares issuable under the ESPP. The Board believes this increase will allow us to meet projected demand under our ESPP over the next few years, subject to unexpected changes in participation levels. In addition, our Board believes it is in the best interests of the Company to expand the class of eligible employees to include persons who are subject to the reporting requirements of
Section 16(a) of the Exchange Act. The proposed increase in the number of shares issuable under the ESPP would also assist in meeting the expected increased demand for participation resulting from the expansion of eligible employees. The specific language of the amendments to the ESPP is set forth in Exhibit A.

     On April 10, 2000, the Board adopted amendments to the ESPP to increase the number of shares subject to issuance under the ESPP and to expand the class of eligible employees under the ESPP, as set forth in the following proposal. We are now seeking stockholder approval of this proposal. Our proposal is to:

     1. increase the number of shares reserved for issuance under the ESPP from 500,000 to 1,750,000 by replacing the first sentence of Section 4 of the ESPP with the following:

        "There shall be 1,750,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment as herein provided."

        and

     2. add as eligible employees persons subject to the reporting requirements of Section 16(a) of the Exchange Act by deleting Section 2(j)(4) of the ESPP.

FEDERAL INCOME TAX CONSEQUENCES OF ESPP

     The following summarizes certain federal income tax consequences of participation in the ESPP. It does not cover employment taxes except as specified, nor does it cover other federal, state, local, or foreign tax consequences, if any.

     Rights granted under the ESPP are intended to qualify for the favorable federal income tax treatment provided by an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     A participant's withheld compensation will be post-tax. In other words, the participant will be taxed on amounts withheld for the purchase of shares of our common stock as if he or she had instead received his or her full salary or wages. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon how long the shares were held before disposition.

     If the purchased shares of common stock are disposed of more than two years after the beginning of the applicable Purchase Period and more than one year after the exercise date or if the participant dies at any time while holding the stock, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition or death over the purchase price or (b) 15% of the fair market value of the stock as of the beginning of the applicable Purchase Period will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Net long-term capital gains for individuals are currently subject to a maximum marginal federal income tax rate that is less than the maximum marginal rate for ordinary income.

     If the participant sells or disposes of the stock before the expiration of either of the holding periods described above (a "disqualifying disposition"), then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. We may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain on a sale will be treated as capital gain. Even if the stock is sold for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on the exercise date. Any capital gain or loss will be long- or short-term depending on whether the stock has been held for more than one year.

     There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We will, in general, be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disqualifying disposition of the purchased shares of stock, but will not be entitled to a deduction in respect of the ordinary income realized by a participant upon a later disposition, or realized upon death. Our deduction may be limited under Code Section 162(m) and may be subject to disallowance for failure to report the optionee's income (which could arise if an optionee does not notify us of the sale of stock in a disqualifying disposition).

NEW PLAN BENEFITS

     Benefits to be awarded under the ESPP to employees vary depending upon the elections of the participants as to their level of participation. No additional benefits have been granted under the ESPP that are conditioned upon approval of the proposed amendments.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                       ITEM 4:  APPROVAL OF AMENDMENTS TO
                               1998 LONG-TERM INCENTIVE PLAN

GENERAL

     Our 1998 Long-Term Incentive Plan (the "1998 Plan") was instituted in 1998 to enable employees of the Company to participate in the shareholder value created in the Company and to attract, retain and motivate key employees. The 1998 Plan provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock and long-term performance awards, in each case on the terms and to the officers and other key employees that the administrators of the 1998 Plan select.

THE CURRENT 1998 PLAN

     Administration and Amendments. A committee (the "Committee") of the Board of Directors administers the 1998 Plan. The Committee is comprised of directors who qualify as "non-employee directors" and

"outside directors," for purposes of assisting in complying with tax and securities laws. The Committee may amend, alter, or discontinue the 1998 Plan at any time but cannot alter or discontinue the 1998 Plan in a way that would impair the rights of an optionee or participant with respect to an outstanding award without the optionee or participant's consent. In addition, without the approval of our stockholders, the Committee may not make any such amendment that would, except in connection with stock splits, dividends, or similar recapitalizations of the Company, increase the total number of shares reserved for purposes of the 1998 Plan, change the employees or class of employees eligible to participate in the 1998 Plan, or extend the maximum option period applicable to incentive stock options ("ISOs") granted under the 1998 Plan.

     Share Limits. Currently, the maximum number of shares of common stock that can be issued under the 1998 Plan is 2,288,911. Counted against that number are all outstanding awards, all exercised awards, and any other shares issued under the 1998 Plan. Added to that limit are any shares of stock delivered or withheld in payment of the exercise price, purchase price or tax withholding requirements of an award granted under the 1998 Plan. The maximum number of shares covered by stock options, SARs or shares of restricted stock that can be granted to any one participant in any one plan year is 250,000.

     Options. Stock options awarded under the 1998 Plan may either be "incentive stock options" as defined in Section 422 of the Code, or nonqualified stock options ("NQSOs"). The Committee sets the term of each stock option, but no incentive stock option shall be exercisable for a period of more than ten years from the date the option is granted. Any option granted to any optionee who, at the time the option is granted, owns (or is treated as owning) more than 10% of the voting power of all classes of capital stock of the Company or of a subsidiary may not have a term of more than five years from the date of grant. Option exercise prices must be at least 85% of fair market value (as determined under the 1998 Plan) for NQSOs and 100% for ISOs. As of April 14, 2000, the fair market value of a share of common stock was $14.75.

     Upon receipt of written notice to exercise a stock option, the Company may, in the Committee's sole discretion, elect to cash out all or part of the option to be exercised by paying the optionee an amount, in cash or common stock, equal to the excess of the fair market value of the common stock over the exercise price on the effective date of such cashout or may issue restricted stock. Options will be exercisable after termination of employment for limited periods of time, not to exceed two years, depending upon the reason for the termination. Unless the Committee specifically consents, participants may not deliver shares or cause them to be withheld by us in payment of the exercise price, purchase price, or tax withholding requirements of an award granted under the 1998 Plan if such payment would result in a charge to earnings for financial accounting purposes.

     Stock Appreciation Rights. The 1998 Plan also authorizes the Committee to grant stock appreciation rights or SARs. An SAR entitles the recipient to receive upon exercise the excess of (a) the fair market value of a specified number of shares of the Company's common stock at the time of exercise over (b) a price specified by the administrator. The Company may pay such amount to the holder in the form of the Company's common stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as determined by the Committee. SARs may be either unrelated to any option or an alternative to a previously or contemporaneously granted option. SARs granted as an alternative to a previously or contemporaneously granted option will entitle the optionee, in lieu of exercising the option, to receive the excess of the fair market value of a share of the Company's common stock on the date of exercise over the option price multiplied by the number of shares as to which such optionee is exercising the appreciation right. If an appreciation right is an alternative to an option, such option shall be deemed canceled to the extent that the appreciation right is exercised and the alternative appreciation right shall be deemed canceled to the extent that such option is exercised. The Committee may also grant limited SARs that allow payments only in certain circumstances related to change in control.

     Long-Term Performance Awards. The 1998 Plan authorizes the Committee to grant performance awards to employees. Performance awards are earned over a performance period (which shall not be less than two years) determined by the Committee at the time of the award. There may be more than one performance award in existence at any one time, and the performance periods may differ or overlap.

     The Committee will determine the portion of the performance award earned by the participant, based on the degree to which the performance goals are achieved. No performance awards will be earned by the participant unless the minimum performance goals are met. When earned, performance awards will be paid in a lump sum or installments in cash, common stock or a combination thereof as the Committee may determine.

     If a participant ceases to be an employee of the Company during the performance period due to death, disability, or retirement, each performance award will continue to be subject to the performance goals for the performance period or the Committee may authorize payment of all or a portion of the amount the participant would have been paid if such participant had continued as an employee to the end of the performance period. In all other cases, all unearned performance awards will be forfeited, unless the Committee determines otherwise.

     Restricted Stock or Restricted Stock Units. The 1998 Plan authorizes the Committee to grant restricted common stock of the Company or restricted stock units to employees with such restriction periods and price goals as the Committee may designate at the time of the award. Restricted stock under the 1998 Plan shall be awarded for nominal or no consideration on behalf of the recipient. Each restricted stock unit would represent the right to receive an amount determined by the Committee at the time of the award, which value may be equal to the full monetary value of one share of common stock. If a holder of restricted stock or restricted stock equivalents ceases to be employed by the Company other than because of termination for cause, the Committee may waive all or a portion of the restrictions on a number of shares or share units. In all other cases, all restricted shares or restricted stock equivalents will be forfeited to the Company upon termination while the shares or units are still restricted.

     Special Deduction Limit Rules. The 1998 Plan contains provisions intended to comply with a special tax deduction limit on compensation for the top five officers of public companies (Section 162(m) of the Code). During such time as
Section 162(m) of the Code or any successor provision is in effect, the Committee may specify that certain participants are subject to additional limitations on payments. Under these limits, the maximum value such participants may receive in any calendar year under the 1998 Plan (other than as provided below) will be $2 million multiplied by the number of years in the relevant measuring period, but in no event more than $5 million, and the maximum annual amount that may be paid to such a participant under the 1998 Plan is 110% of such maximum amount for the preceding year. In any event, the maximum annual amount determined under this provision shall be determined without regard to the value of any stock options granted to a participant under the 1998 Plan, because those limits are already provided by the limitation of 250,000 shares per person per year. The Committee may establish performance goals to assist in compliance with Section 162(m) from among any of the following factors, or any combination of the following, as the Committee deems appropriate: (a) future economic value per share; (b) earnings per share for the Company or its affiliates; (c) return on average common equity; (d) pre-tax income; (e) pre-tax operating income; (f) net revenue; (g) net income, (h) profits before taxes, (i) book value per share,
(j) stock price, and/or (k) earnings available to common stockholders. The Committee may reduce awards to reflect any additional factors it considers appropriate. The 1998 Plan also authorizes the Committee to reduce grants or adjust performance goals in the event of certain acquisitions or dispositions of assets or securities by the Company, subject to the restrictions of Section 162(m) of the Code. The rules described in this paragraph will cease to apply if
Section 162(m) is repealed (other than the 250,000 share limit).

     Change in Control Rules. If we have a change of control, awards previously granted under the 1998 Plan but not yet vested at the time of the change of control will accelerate and become exercisable, except where the Committee determines otherwise. In general, we will have a change of control at any time that:

     - anyone acquires at least 20% or more of the combined voting power of our outstanding securities without our Board's consent;

     - any transaction or event occurs that would be required to be described as a change of control event in a proxy statement of the Company;

     - there are specified changes in our Board of Directors during any two-year period as a result of adding new directors not approved by the existing directors; or

     - we are acquired by a third party in a transaction that requires stockholder approval.

     Upon a change of control event, awards will generally become exercisable as follows: (a) SARs and stock options would become generally fully vested and exercisable; (b) restrictions applicable to any restricted stock awards would lapse and the stock would be deemed fully vested; and (c) any outstanding long-term performance awards would vest and be paid out based on pro rated target results for the performance period relating to such awards. The value of outstanding SARs, stock options and restricted stock awards would, unless otherwise determined by the Committee at or after grant, be cashed out on the basis of the Change in Control Price. The "Change in Control Price" is the highest sales price per share of common stock paid or offered in any bonafide transaction relating to a Change in Control of the Company, as determined by the Committee. The 1998 Plan provides that no payment shall be made in connection with a Change in Control that, when aggregated with other payments made to the employee would, result in "excess parachute payment" for which the Company would not receive a federal income tax deduction under the Code.

PROPOSED AMENDMENTS

     The Board of Directors is seeking stockholder approval to increase the number of shares of our common stock reserved for issuance under the 1998 Plan to provide additional shares for incentive purposes, to allow more explicitly the use of the 1998 Plan's shares to pay our obligations under deferred compensation arrangements that we may develop, to specifically authorize the Committee to authorize loans under the 1998 Plan, and to reapprove certain award limits and approve a new performance goal for tax deduction purposes as described below. The specific language of the amendments to the 1998 Plan is set forth in Exhibit A.

     As of the record date, a total of 2,288,911 shares of the common stock were reserved for issuance under the 1998 Plan and a total of 257,084 shares of the common stock remain available to be granted as stock options, SARs, restricted stock and long-term performance awards under the 1998 Plan. Our Board of Directors believes that this number is insufficient to meet anticipated demand under the 1998 Plan over the next few years for current and new employees and to provide shares for any deferred compensation arrangements we may establish that permit our employees to defer bonuses into stock. The Board believes an increase in the number of shares reserved for issuance will allow us to meet projected demand under our 1998 Plan and any deferred compensation arrangements over the next few years, subject to unexpected changes in participation levels. In addition, the Board recommends that the terms of the 1998 Plan be amended as set forth below to clarify and expand its ability to grant different forms of awards under the 1998 Plan. As a result, the Board of Directors has approved and recommends that the stockholders of the Company approve the proposal to amend the 1998 Plan to:

     1. increase the number of shares of common stock reserved for issuance under the 1998 Plan by 3,525,893 shares (and provide that the increase can, but need not be, used for incentive stock options);

     2. clarify that restricted stock or other awards may be distributed under the 1998 Plan as bonuses or deferred compensation or in lieu of our obligations under such arrangements and that the Committee may sell or award restricted or unrestricted shares for compensatory purposes on the terms it considers appropriate; and

     3. specifically authorize the Committee to loan participants funds to purchase shares under the 1998 Plan on terms and conditions to be determined in the Committee's sole discretion (loans the Committee may forgive in whole or in part).

     If the stockholders approve the increase in shares described above, the Board will amend our 1996 Stock Option Plan to eliminate its ability to issue the 325,893 shares currently available under that plan.

     The Board of Directors further asks the stockholders to reapprove the limit of 250,000 shares of common stock per plan year within the 1998 Plan with respect to awards to any individual, to reapprove the limit on payments described above under Special Deduction Limit Rules, and to add to the list of performance goals described under that section "Total Shareholder Return (stock price plus reinvested dividends)." Approvals of the proposals set forth in this paragraph would assist us in deducting amounts received by senior executives under Section 162(m) of the Code.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK, AND PERFORMANCE AWARDS

     The following briefly summarizes the federal income tax consequences of the issuance and exercise of stock options and stock appreciation rights under the 1998 Plan. The following discussion does not purport to be complete and does not cover, among other things, the state, local, and foreign tax treatment associated with the grant and exercise of options.

     Nonqualified Stock Options. An optionee will not be taxed when he or she ("he") receives a nonqualified stock option ("NQSO"). When he exercises an NQSO, he will generally owe taxes on ordinary income on the difference between the value of the shares he receives and the price he pays, with the "spread" treated like additional salary for an employee. He may then owe taxes again if and when he sells the shares. That tax would be on the difference between the price he received for the share and his "basis," which is the sum of the price he originally paid plus the value of the shares on which he originally paid income taxes. Depending upon how long he held the shares before selling, he may be eligible for favorable tax rates for certain kinds of capital gains. In addition, we will receive an income tax deduction for any amounts of "ordinary income" to him or her.

     Incentive Stock Options. An optionee will not be taxed when he receives an ISO and will not be taxed when he exercises the ISO, unless he is subject to the alternative minimum tax ("AMT"). If he holds the shares purchased upon exercise of the ISO ("ISO Shares") for more than one year after the date he exercised the option and for more than two years after the option grant date, he generally will realize long-term capital gain or loss (rather than ordinary income or loss) when he sells or otherwise disposes of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

     If the optionee sells the ISO Shares in a "disqualifying disposition" (that is, within one year from the date he exercises the ISO or within two years from the date of the ISO grant), he generally will recognize ordinary compensation income equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the price he paid or (2) the amount he realized on the sale. For a gift or another disqualifying disposition where a loss, if sustained, would not usually be recognized, he will recognize ordinary income equal to the fair market value of the shares on the date of exercise minus the price he paid. Any amount realized on a disqualifying disposition that exceeds the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending, under current law, on whether he held the shares for at least 12 months. We can generally take a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income he recognizes but cannot deduct the amount of the capital gains.

     Alternative Minimum Tax. The difference between the exercise price and the fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is a certain percentage of an individual taxpayer's alternative minimum taxable income that is lower than the regular tax rates but covers more income. Taxpayers determine their alternative minimum taxable income by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced when he sells by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

     Exercise by Delivery of Previously Acquired Shares. Generally, an optionee will not recognize gain or loss upon the transfer to the Company of previously acquired shares of common stock (the "Old Shares") in payment of all or a portion of the exercise price of shares of common stock (the "New Shares") acquired through the exercise of an option. The optionee's basis and holding period in the Old Shares are transferred to that number of New Shares that equals the number of Old Shares tendered in payment of the exercise price. Additional New Shares have a basis equal to any income recognized by the optionee on exercise plus any cash paid in payment of the exercise price. However, if Old Shares are used to exercise an ISO, the disposition of the Old Shares will be taxable generally in accordance with the rules discussed above if the Old Shares were acquired by exercising an ISO and have not been held for the requisite holding period.

     Stock Appreciation Rights. The recipient will not recognize income at the time of grant of an SAR. Upon exercising the SAR, the recipient must treat the cash and the fair market value of any stock received upon such exercise as ordinary income. We will generally be entitled to a deduction equal to such amount.

     Restricted Stock and Performance Awards. With respect to awards granted under the 1998 Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

     With respect to awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture (e.g., restricted stock in some circumstances), the participant generally must recognize ordinary income equal to the fair market value of the shares or other property at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. The participant may be able to accelerate the taxation by filing a notice with the Internal Revenue Service to treat the property as taxable even though subject to restrictions. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, either eventually or by this acceleration election.

     Tax Withholding Under the Code. We will be required to withhold taxes in some circumstances associated with the participants' receiving compensation. Under the 1998 Plan, we may permit the optionee to have us withhold all or a portion of the shares of the Company that the optionee acquires upon the exercise of an option to satisfy estimated or actual federal, state or local income taxes. We may also permit the optionee to deliver other previously acquired shares (other than restricted stock) for the purpose of tax withholding. The election to withhold must be made prior to or on the date on which the tax obligation arises.

     Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation it pays to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. The tax rules disregard certain kinds of compensation, including qualified "performance-based compensation," for purposes of the deduction limitation. The Company intends and expects the compensation received under the 1998 Plan to be exempt from Section 162(m) as performance-based and is seeking stockholder approval to assist in that deduction.

     This is a summary of the general principles of current federal income tax law applicable to the purchase of shares under the amended plan. While we believe that the description accurately summarizes existing provisions of the Code, and its legislative history and regulations, and the applicable administrative and judicial interpretations, these statements are only summaries, and the rules in question are quite detailed and complicated. Moreover, legislative, administrative, regulatory or judicial changes or interpretations may occur that would modify such statements. Individual financial situations may vary, and state and local tax consequences may be significant. Therefore, no one should act based on this description without consulting his own tax advisors concerning the tax consequences of purchasing shares under the Plan and the disposing of those shares. In addition, different rules may apply if the optionee is subject to foreign tax laws or pays the exercise price using shares he already owns.

NEW PLAN BENEFITS

     The Committee grants awards under the 1998 Plan in its discretion. Consequently, we cannot fully determine the amount or dollar value at this time, other than to note that the Committee has not granted options contingent on approval of the amendments to the 1998 Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                                SHARE OWNERSHIP

     There were 22,444,345 shares of the Company's common stock issued and outstanding on April 14, 2000. The following table sets forth information regarding the beneficial ownership of the Company's common stock as of April 14, 2000 by (1) each person known to us as beneficially owning more than 5% of the Company's common stock, (2) each of our directors and nominees, (3) each officer listed in the Summary Compensation Table (we will refer to these officers as the "Named Executive Officers") and (4) all directors and executive officers as a group. Except as noted in the footnotes to this table, to our knowledge each person listed below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by him.

                                                               NUMBER OF
                                                                 SHARES       PERCENT OF
                                                              BENEFICIALLY      COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OWNED(2)        STOCK
---------------------------------------                       ------------    ----------
Thomas H. Lee Equity Fund III, L.P.(3)......................   4,305,212        19.18%
Thomas H. Lee Equity Advisors III, Limited Partnership(3)...   4,571,606        20.37%
Thomas H. Lee Equity Trust III(3)...........................   4,571,606        20.37%
John H. Goldsmith(4)........................................     157,249            *
John F. Luikart(5)..........................................     127,889            *
Kevin J. McKay(6)...........................................      87,050            *
David P. Prokupek(7)........................................     143,666            *
Mark T. Whaley..............................................     184,124            *
Robert H. Yevich(8).........................................     136,228            *
C. Hunter Boll(9)...........................................   5,018,197        22.36%
Winston J. Churchill........................................          --            *
Thomas M. Hagerty(10).......................................   5,018,197        22.36%
David V. Harkins(11)........................................   5,018,197        22.36%
Hugh R. Harris..............................................          --            *
Seth W. Lawry(12)...........................................   5,018,197        22.36%
All directors and executive officers as a group (13
  persons)(13)..............................................   5,899,600        26.29%

---------------
  *  Less than one percent.

 (1) Unless otherwise indicated, the address of each of the directors and named executive officers is c/o the Company, One Beacon Street, Boston, MA 02108.

 (2) We determine beneficial ownership according to the rules of the Securities and Exchange Commission ("SEC"). In determining the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person are deemed outstanding if those options are currently exercisable or are exercisable within 60 days after April 14, 2000. Such shares, however, are not deemed outstanding for purposes of determining the percentage ownership of each other person.

 (3) Such information as to beneficial ownership is derived from Reports on
     Schedule 13G. Thomas H. Lee Equity Trust III ("Trust") is the general partner of Thomas H. Lee Equity Advisors III, Limited Partnership ("Advisors"), and Advisors is the general partner of each of Thomas H. Lee Equity Fund III, L.P. ("Fund") and Thomas H. Lee Foreign Fund III, L.P. ("Foreign Fund"). Therefore, Trust and Advisors may each be deemed beneficial owners of shares held by Fund and Foreign Fund, although each disclaims beneficial ownership of such shares except to the extent it has a pecuniary interest in such shares. Fund directly owns 4,305,212 shares, and Foreign Fund directly owns 266,394 shares. Neither Trust nor Advisors owns any shares directly. Each of Trust, Advisors and Fund maintain its principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

 (4) Includes 25,780 shares as to which the owner has the right to acquire beneficial ownership within 60 days after April 14, 2000. Also includes 8,981 shares of common stock held in a retirement account for the benefit of Mr. Goldsmith. Does not include 100 shares of common stock owned by Mr. Goldsmith's wife with respect to which he disclaims beneficial ownership.

 (5) Includes 21,053 shares as to which the owner has the right to acquire beneficial ownership within 60 days after April 14, 2000. Also includes 9,436 shares of common stock held in a retirement account for the benefit of Mr. Luikart and 93,900 shares of common stock owned by Mr. Luikart and his wife as joint tenants or held in a trust in which Mr. Luikart and his wife share voting and investment power. Does not include 14,000 shares of common stock owned by Mr. Luikart's wife with respect to which he disclaims beneficial ownership.

 (6) Includes 13,749 shares as to which the owner has the right to acquire beneficial ownership within 60 days after April 14, 2000. Also includes 581 shares of common stock held in a retirement account for the benefit of Mr. McKay.

 (7) Includes 4,510 shares of common stock held in a retirement account for the benefit of Mr. Prokupek and 8,000 shares of common stock owned by Mr. Prokupek and his wife as joint tenants.

 (8) Includes 21,053 shares as to which the owner has the right to acquire beneficial ownership within 60 days after April 14, 2000. Also includes 2,867 shares of common stock held in a retirement account for the benefit of Mr. Yevich. Does not include 1,000 shares of common stock owned by Mr. Yevich's wife as custodian for their children with respect to which he disclaims beneficial ownership.

 (9) Consists of shares of common stock held by the Fund, the Foreign Fund and THL-CCI, L.P. ("THL-CCI"), which Mr. Boll may be deemed to beneficially own by virtue of his position as an officer of each of the Trust and THL Investment Management Corp. ("THL Investment"), the general partner of THL-CCI. Mr. Boll disclaims beneficial ownership of such shares. Mr. Boll maintains his principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

(10) Consists of shares of common stock held by the Fund, the Foreign Fund and THL-CCI, which Mr. Hagerty may be deemed to beneficially own by virtue of his position as an officer of each of the Trust and THL Investment. Mr. Hagerty disclaims beneficial ownership of such shares. Mr. Hagerty maintains his principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

(11) Consists of shares of common stock held by the Fund, the Foreign Fund and THL-CCI, which Mr. Harkins may be deemed to beneficially own by virtue of his position as a Trustee of the Trust and officer of THL Investment. Mr. Harkins disclaims beneficial ownership of such shares. Mr. Harkins maintains his principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

(12) Consists of shares of common stock held by the Fund, the Foreign Fund and THL-CCI, which Mr. Lawry may be deemed to beneficially own by virtue of his position as an officer of each of the Trust and THL Investment. Mr. Lawry disclaims beneficial ownership of such shares. Mr. Lawry maintains his principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

(13) Includes 81,635 shares as to which the owners have the right to acquire beneficial ownership within 60 days after April 14, 2000. Also includes 101,900 shares as to which voting and investment power are shared.

                             THE BOARD OF DIRECTORS

     The following table and biographical descriptions set forth the name, age, and principal occupation during the past five years for each Board of Directors nominee, and the positions they currently hold with the Company. The information is as of April 14, 2000 unless otherwise indicated. If you elect them, they will hold office until our next annual meeting or until their successors have been elected. As of the date of this Proxy Statement, we are not aware that any nominee for our Board of Directors would be unable to or would decline to serve if elected.

                                                                                          DIRECTOR OF THE
                                                                                           COMPANY OR THE
                                                                                            PREDECESSOR
NAME                                   AGE                    POSITION                     COMPANY SINCE
----                                   ---                    --------                    ----------------
John H. Goldsmith....................  58    Chairman of the Board of Directors and             1988
                                               Chief Executive Officer of the Company, and
                                               Chief Executive Officer of Tucker Anthony
                                               Incorporated
John F. Luikart......................  51    Director of the Company and Chairman and           1995
                                               Chief Executive Officer of Sutro & Co.
                                               Incorporated
David P. Prokupek....................  38    Director of the Company, and President of          1998
                                               Tucker Anthony Cleary Gull, the Capital
                                               Markets division of Tucker Anthony
                                               Incorporated
Mark T. Whaley.......................  45    Director of the Company and President of           1999
                                               Gibraltar Securities Co., a division of
                                               Tucker Anthony Incorporated.
Robert H. Yevich.....................  51    Director of the Company and President of           1995
                                               Tucker Anthony Incorporated
C. Hunter Boll.......................  44    Director                                           1996
Winston J. Churchill(1)(2)...........  59    Director                                           1996
Thomas M. Hagerty(2).................  37    Director                                           1996
David V. Harkins(2)..................  59    Director                                           1996
Hugh R. Harris(1)(2).................  48    Director                                           1998
Seth W. Lawry........................  35    Director                                           1996

---------------
(1) Members of the Audit Committee

(2) Members of the Compensation Committee

     JOHN H. GOLDSMITH. Mr. Goldsmith joined the Predecessor Company in 1988 and has served as Chairman, Director and Chief Executive Officer of the Predecessor Company or the Company as well as Chief Executive Officer of Tucker Anthony since that time. Prior to joining the Predecessor Company, Mr. Goldsmith served in various capacities at Prescott, Ball & Turben in Cleveland, Ohio, including as Managing Partner and Chief Executive Officer from 1978 to 1982 and as President and Chief Executive Officer from 1982 to 1988. Mr. Goldsmith worked in the institutional sales department of L.F. Rothschild from 1963 to 1971.

     JOHN F. LUIKART. Mr. Luikart joined Sutro in 1988 as Executive Vice President and was responsible for directing the firm's capital markets activities. Mr. Luikart became President of Sutro in 1990. Mr. Luikart was subsequently appointed Chief Executive Officer of Sutro in October 1995. Mr. Luikart became Chairman of Sutro in October 1998 and has served as a Director of the Predecessor Company or the Company since 1995.

Prior to joining Sutro, Mr. Luikart served as General Partner and Executive Vice President at Prescott, Ball & Turben in Cleveland, Ohio. Mr. Luikart is a former Chairman of the NASD District Business Conduct Committee and is a former member of the New York Stock Exchange Regional Firm Advisory Committee.

     DAVID P. PROKUPEK. Mr. Prokupek was appointed to the Company's Board of Directors in May 1998, following the acquisition of Cleary Gull Reiland & McDevitt Inc. He joined Cleary Gull as Managing Director of the Investment Banking Department in 1992, was elected a director in 1994, was named Chief Executive Officer in 1996 and currently serves as President of Tucker Anthony Cleary Gull, and is a director of Cleary Gull Investment Management Services, Inc. Prior to joining Cleary Gull, Mr. Prokupek was a Managing Director of American Asset Management, a New York-based investment counselor and merchant bank, and from 1987 to 1989 he was a member of Bankers Trust Company's Merchant Banking Group.

     MARK T. WHALEY. Mr. Whaley was elected to the Company's Board of Directors in September 1999, following the acquisition of Gibraltar. Mr. Whaley joined Gibraltar in 1982, was elected Executive Vice President in 1996 and was promoted to President of Gibraltar in 1999. Mr. Whaley has more than 18 years of experience in the brokerage industry as a stockbroker, training manager and director of sales.

     ROBERT H. YEVICH. Mr. Yevich joined Tucker Anthony in 1985 and became National Sales Manager in 1988. Mr. Yevich was elected to the Board of Directors of the Company and promoted to President of Tucker Anthony in 1995. Mr. Yevich has more than 25 years of experience in the retail brokerage business as a stockbroker, branch manager and research associate. Prior to joining Tucker Anthony, Mr. Yevich served as a branch manager with PaineWebber Inc. Mr. Yevich is a director of Net Technologies Inc.

     C. HUNTER BOLL. Mr. Boll was elected to the Company's Board of Directors in 1996. He joined Thomas H. Lee Company, the predecessor to Thomas H. Lee Partners, L.P. (collectively "THL"), in 1986. Affiliates of THL provided equity financing for the Company's Acquisition in 1996. From 1984 through 1986, Mr. Boll was with The Boston Consulting Group. From 1977 through 1982, he served as an Assistant Vice President, Energy and Minerals Division of Chemical Bank. Mr. Boll is a director of Big V Supermarkets, Inc., Cott Corp., Metris Companies, Inc., New York Restaurant Group, TransWestern Publishing, L.P. and United Industries Corporation. Mr. Boll is a Principal Managing Director of THL and holds various positions with affiliates of THL.

     WINSTON J. CHURCHILL. Mr. Churchill was elected to the Company's Board of Directors in 1996. Mr. Churchill joined SCP Private Equity Partners, L.P. ("SCP") at its founding in 1996 as a Managing General Partner. SCP provided equity financing for the Company's Acquisition in 1996. Prior to joining SCP, Mr. Churchill formed CIP Capital, Inc., in 1990 and Churchill Investment Partners, Inc., in 1989. Mr. Churchill is a director of Cinema Star Luxury Theaters, Inc., Integrated Computing Engines, Amkor Technology, Inc., Forte Systems, Propaganda Films, TMG Health, Inc. and Griffin Land and Nurseries, Inc. Mr. Churchill also serves as a director of Fordham University, Georgetown University and several other institutions.

     THOMAS M. HAGERTY. Mr. Hagerty was elected to the Company's Board of Directors in 1996. He joined THL in 1988. Prior to joining THL, Mr. Hagerty was in the Mergers and Acquisitions Department of Morgan Stanley & Co. Incorporated. Mr. Hagerty is a director of ARC Holdings, LLC, Cott Corp. and Syratech Corporation. Mr. Hagerty is a Principal Managing Director of THL and holds various positions with affiliates of THL.

     DAVID V. HARKINS. Mr. Harkins was elected to the Company's Board of Directors in 1996. He has been affiliated with THL since its founding in 1974 and joined THL as a full time employee in 1986. Mr. Harkins is a director of Conseco Inc., Cott Corp., First Security Services, Inc., Fisher Scientific International, Inc.,

National Dentex Corporation, Stanley Furniture Company, Inc. and Syratech Corporation. Mr. Harkins is a Principal Managing Director of THL and holds various positions with affiliates of THL.

     HUGH R. HARRIS. Mr. Harris was elected to the Company's Board of Directors in June 1998. From 1988 until 1997, Mr. Harris was the President and Chief Operating Officer of BancBoston Mortgage Corporation, until it was sold to HomeSide Lending, Inc. HomeSide Lending, Inc. was sold to National Australia Bank in February 1998 and is now a wholly-owned subsidiary thereof. Mr. Harris remained as the President and Chief Operating Officer of HomeSide Lending, Inc. until April 1999 at which time he became Chief Executive Officer.

     SETH W. LAWRY. Mr. Lawry was elected to the Company's Board of Directors in 1996. He worked at THL from 1989 to 1990 and rejoined in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated in the Mergers and Acquisitions, Corporate Finance and Equity Capital Markets Departments. Mr. Lawry is a director of Safelite Glass Corp. and Syratech Corporation. Mr. Lawry is a Principal Managing Director of THL and holds various positions with affiliates of THL.

BOARD ORGANIZATION AND MEETINGS

     Board of Directors. An eleven-member Board of Directors manages the Company. The Board of Directors met four times during 1999. Each of the current directors attended (either in person or by telephone) at least 75% of the aggregate number of (1) meetings of the Board of Directors and (2) meetings of the committees of the Board of Directors on which such director served, except that Mr. Churchill did not attend 75% of the meetings of the Board of Directors and the Audit Committee.

     Audit Committee. The Board of Directors has established an Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the plans and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times in 1999. Messrs. Churchill and Harris are members of the Audit Committee.

     Compensation Committee. The Board of Directors of the Company has established a Compensation Committee. The Compensation Committee determines the Company's compensation programs for executive officers. The Board of Directors makes recommendations, or accepts recommendations from the Chairman and Chief Executive Officer, and forwards them to the Compensation Committee for consideration. The Compensation Committee independently determines the executive compensation (including any bonus or incentive compensation) to be paid to each executive officer. The Compensation Committee met telephonically in 2000 to review 1999 executive officer performance. Messrs. Churchill, Hagerty, Harkins and Harris are members of the Compensation Committee.

COMPENSATION OF DIRECTORS

     During 1999, the Company's directors (other than Messrs. Churchill and Harris) received no compensation for service as directors, other than reimbursement for expenses of attending meetings of the Board of Directors. During 1999, Mr. Churchill and Mr. Harris each received $1,000 per board meeting, $750 per committee meeting and a quarterly retainer at an annual rate of $15,000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, for the periods indicated, cash and non-cash compensation paid during the last three fiscal years to our Chief Executive Officer and each of our four other most highly compensated executive officers (referred to as the "Named Executive Officers") who were serving as executive officers on December 31, 1999 and whose salary plus bonus exceeded $100,000 for the fiscal year then ended.

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                 ANNUAL COMPENSATION(1)         ------------
                                           ----------------------------------    SECURITIES
                                                                 OTHER ANNUAL    UNDERLYING     ALL OTHER
                                           SALARY      BONUS     COMPENSATION     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR     ($)        ($)          ($)            (#)            ($)
---------------------------         ----   -------   ---------   ------------   ------------   ------------
John H. Goldsmith.................  1999   400,000      860,000       --               --         43,830(3)
  Chairman, Director and Chief      1998   400,000    1,200,000       --               --         44,519(3)
  Executive Officer of the Company  1997   400,000      850,000         (2)        54,540         48,158(3)
John F. Luikart...................  1999   250,000      670,000         (2)            --          3,000(3)
  Director of the Company and       1998   250,000      900,000         (2)            --          3,000(3)
  Chairman and Chief Executive      1997   250,000      800,000         (2)        44,541          4,194(3)
  Officer of Sutro
Kevin J. McKay....................  1999   300,000      480,000       --               --          4,700(3)
  General Counsel and Secretary     1998   300,000      550,000       --               --          5,764(3)
  of the Company                    1997   300,000      400,000         (2)        29,088          9,763(3)
David P. Prokupek.................  1999   350,000(4) 1,401,439(4)    --               --          8,554(3)
  Director of the Company, and      1998   233,333(4) 1,757,812(4)    --           45,450(5)         717(3)
  President of Tucker Anthony
  Cleary                            1997        --           --       --               --             --
  Gull
Robert H. Yevich..................  1999   300,000      720,000       --               --          4,700(3)
  Director of the Company and       1998   300,000      900,000       --               --          5,764(3)
  President of Tucker Anthony       1997   300,000      700,000         (2)        44,541          9,763(3)

---------------
(1) Amounts shown reflect compensation earned in the period presented, although payments earned in prior periods may have been paid in the period presented and compensation earned in the period presented may have been paid in a subsequent period.

(2) The amount does not exceed the lesser of $50,000 or 10% of compensation.

(3) Represents contributions in cash or stock to 401(k) and profit sharing plans and, in the case of Mr. Goldsmith, payment of insurance premiums in the amounts of $39,130, $38,755 and $38,395 in 1999, 1998 and 1997,
    respectively.

(4) Mr. Prokupek's employment with the Company began May 1, 1998, when the acquisition of Cleary Gull was completed, at an effective annual base salary rate of $350,000. In addition to his role as an executive officer of the Company, Mr. Prokupek is a Managing Director of investment banking at Tucker Anthony Cleary Gull, the Capital Markets division of Tucker Anthony. A significant portion of Mr. Prokupek's bonus is his share of the Tucker Anthony Cleary Gull investment banking bonus pool. Mr. Prokupek also received fees from Cleary Gull IMS.

(5) Option grants were made in connection with the acquisition of Cleary Gull. The table does not include options for 45,450 shares that were canceled in 1998 and repriced. The table also does not include options for 60,319 shares which were granted to replace options previously awarded by Cleary Gull to acquire its stock. Mr. Prokupek exercised these options during 1998.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant any options or issue any stock appreciation rights or restricted stock to the Named Executive Officers in the fiscal year ended December 31, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END STOCK OPTION VALUES

     The following table sets forth for each of the Named Executive Officers certain information concerning options exercised during the fiscal year ended December 31, 1999 and the number of shares subject to both exercisable and unexercisable stock options as of that date. The table also shows values for "in-the-money" options. These values represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's common stock as of December 31, 1999.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                               SHARES                          OPTIONS AT             IN-THE-MONEY OPTIONS AT
                              ACQUIRED       VALUE          DECEMBER 31, 1999            DECEMBER 31, 1999
                             ON EXERCISE    REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                 (#)         ($)(1)              (#)(2)                       ($)(3)
                             -----------    --------    -------------------------    -------------------------
John H. Goldsmith..........       --           --             25,780/28,760               148,235/165,370
John F. Luikart............       --           --             21,053/23,488               121,055/135,056
Kevin J. McKay.............       --           --             13,749/15,339                79,057/88,199
David P. Prokupek..........       --           --                 --/45,450                    --/--
Robert H. Yevich...........       --           --             21,053/23,488               121,055/135,056

---------------
(1) Based on the fair market value of the Company's common stock on the exercise date (the closing price) minus the exercise price and multiplied by the number of shares acquired.

(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's common stock on December 31, 1999.

(3) Based on the closing price of the Company's common stock on December 31, 1999 ($11.25) minus the exercise price.

EMPLOYMENT AGREEMENTS

     We employ Mr. Goldsmith pursuant to a three-year employment agreement with an initial term expiring on December 31, 1999. The agreement renews annually unless notice is given four months prior to end of the year and was renewed on this basis on December 31, 1999. Mr. Goldsmith is entitled to receive such annual base salary and bonus compensation as we agree to with Mr. Goldsmith from time to time, but his cash compensation in any calendar year must be at least $750,000. Mr. Goldsmith is also entitled to participate in the employee benefit and incentive compensation plans that we make available to our key executives. If we terminate Mr. Goldsmith's employment without cause or if he resigns for certain enumerated reasons, such as a reduction in executive duties, a decrease in his compensation or benefits or a default by us ("Good Reason"), Mr. Goldsmith is entitled to receive cash compensation at his then-current rate of pay and benefits through the end of the twenty-four months following such date of termination. In such an event, we must pay him a lump sum equal to $500,000 at the time of termination with the remaining amounts paid in equal monthly installments, plus interest. In addition, in the event of any such termination, any unexercisable stock options granted to Mr. Goldsmith will become fully exercisable. If we terminate Mr. Goldsmith's employment for cause or if he resigns other than for Good Reason, he is only entitled to receive compensation accrued through the date of termination. Mr. Goldsmith's employment agreement prohibits him from soliciting any of our clients, officers, senior managers or senior investment executives for a period of two years following our termination without cause or Mr. Goldsmith's termination for Good Reason, or for a period of six months following termination by Mr. Goldsmith for any other reason.

     We employ Mr. McKay pursuant to an employment agreement expiring on September 15, 2000. The agreement is terminable by either party at any time upon at least 30 days' prior written notice. Mr. McKay is entitled to receive such annual base salary and bonus compensation as we agree to with Mr. McKay from time to time, but his cash compensation in any calendar year must be at least $650,000. Mr. McKay is also entitled to participate in the employee benefit and incentive compensation plans that we make available to our key executives. If we terminate Mr. McKay's employment without cause or if he resigns for Good Reason, Mr. McKay is entitled to receive cash compensation at his then-current rate of pay (which shall not be less than the amount of compensation he earned for the year ended immediately prior to the date of termination) and benefits through the end of the twenty-four months following such date of termination. In such an event, we must pay him a lump sum equal to $500,000 at the time of termination with the remaining amounts paid in equal monthly installments, plus interest. In addition, in the event of any such termination, any unexercisable stock options granted to Mr. McKay will become fully exercisable. If we terminate Mr. McKay's employment for cause (which includes his material default under the employment agreement or indictment or conviction for certain crimes) he is only entitled to receive compensation accrued through the date of termination at an annual rate of $650,000. If Mr. McKay resigns other than for Good Reason, he is only entitled to receive compensation accrued through the date of termination at his then-rate of compensation (which shall not be less than the amount of compensation he earned for the year ended immediately prior to the date of termination and must be at least $650,000). Mr. McKay's employment agreement prohibits him from soliciting any of our clients, officers, senior managers or senior brokers for a period of two years following our termination without cause or Mr. McKay's termination for Good Reason, or for a period of six months following termination by Mr. McKay for any other reason.

     We employ Mr. Prokupek pursuant to a three-year employment agreement expiring on May 1, 2001. The agreement is terminable by either party at any time upon at least 30 days' prior written notice. Mr. Prokupek is entitled to receive such annual base salary and bonus compensation as we agree to with Mr. Prokupek from time to time, but his cash compensation in any calendar year must be at least $700,000. Mr. Prokupek is also entitled to participate in certain bonus and benefit plans relating to Tucker Anthony Cleary Gull and in all other employee benefit and incentive compensation plans that we or Tucker Anthony Cleary Gull make available to our key executives. If we terminate Mr. Prokupek's employment without cause or if he resigns for Good Reason (which in Mr. Prokupek's case also includes relocation of his principal place of business), Mr. Prokupek is entitled to receive cash compensation equal to the average of his total cash compensation from the Company for the previous three years (or, if less, the number of full calendar years the executive has been employed by
us) in equal monthly installments through the end of the twelve-month period following such termination. If we terminate Mr. Prokupek's employment for cause (which includes his material default under the employment agreement or indictment or conviction for certain crimes) or if he resigns other than for Good Reason, he is only entitled to receive compensation accrued through the date of termination. Mr. Prokupek's employment agreement prohibits him from soliciting any of our clients, officers, senior managers or senior brokers prior to March 9, 2001. Although not part of his employment agreement, Mr. Prokupek also receives compensation from the Tucker Anthony Cleary Gull investment banking pool for his role as a Managing Director of investment banking at Tucker Anthony Cleary Gull and fees from Cleary Gull IMS. See "Summary Compensation Table" on page 20.

     We employ Mr. Luikart pursuant to an employment agreement expiring on September 15, 2000. The agreement is terminable by either party at any time upon at least 30 days' prior written notice. Mr. Luikart is entitled to receive such annual base salary and bonus compensation as we agree to with Mr. Luikart from time to time, but his cash compensation in any calendar year must be at least $700,000. Mr. Luikart is also entitled to participate in the employee benefit and incentive compensation plans that we make available to our key executives. If we terminate Mr. Luikart's employment without cause or if he resigns for Good Reason, Mr. Luikart is entitled to receive cash compensation at his then-current rate of pay (which shall not be less than the amount of compensation he earned for the year ended immediately prior to the date of termination) and benefits through the end of the twenty-four months following such date of termination. In such an event, we must pay him a lump sum equal to $500,000 at the time of termination with the remaining amounts paid in equal monthly installments, plus interest. In addition, in the event of any such termination, any unexercisable stock options granted to Mr. Luikart will become fully exercisable. If we terminate Mr. Luikart's employment for cause (which includes his material default under the employment agreement or indictment or conviction for certain crimes) he is only entitled to receive compensation accrued through the date of termination at an annual rate of $700,000. If Mr. Luikart resigns other than for Good Reason, he is only entitled to receive compensation accrued through the date of termination at his then-rate of compensation (which shall not be less than the amount of compensation he earned for the year ended immediately prior to the date of termination and must be at least $700,000). Mr. Luikart's employment agreement prohibits him from soliciting any of our clients, officers, senior managers or senior brokers for a period of two years following our termination without cause or Mr. Luikart's termination for Good Reason, or for a period of six months following termination by Mr. Luikart for any other reason.

LIMITATION OF LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As the Delaware General Corporation Law permits, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our bylaws provide that we must indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would be discretionary under applicable law. We are also required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have also agreed to indemnify our directors and officers to the maximum extent permitted by Delaware law pursuant to agreements with such officers and directors. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which we would be required or permitted to indemnify them. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee"), which is composed entirely of non-employee directors, establishes the compensation philosophy of Tucker Anthony Sutro on behalf of the Board of Directors, determines the compensation of the Company's Chief Executive Officer (the "CEO") and approves the compensation of the Company's executive officers.

     The Company seeks to attract, motivate and retain highly qualified employees, which is critical to both the short-term and long-term success of the Company. To accomplish this, the Compensation Committee has developed a compensation philosophy which seeks to reward outstanding performance and align the compensation of executive officers with the interests of stockholders. Specifically, the Compensation Committee seeks to achieve the following objectives:

     - to provide highly competitive compensation that rewards outstanding Company, business unit and individual results.

     - to encourage executive officers to purchase and hold significant amounts of the Company's stock.

COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

     Compensation of executive officers consists of base salaries, bonuses and long-term incentive compensation.

  Base Salaries

     The first component of the Company's executive officer compensation program is cash compensation in the form of base salaries. Base salaries are determined by individual and Company performance as well as relevant labor market factors. There were no increases in base salaries for any executive officers in 1999.

  Bonuses

     The second component of the Company's executive officer compensation program consists of annual performance-based bonuses. In order to align executive officer compensation with the financial results of the Company, bonuses to executive officers have been awarded under the 1998 Executive Performance Bonus Plan (the "Bonus Plan") which was established at the time of the Company's initial public offering. Under the Bonus Plan, the amount included in the bonus pool is equal to a percentage of pre-tax operating income of the Company (as defined) before provision for incentive compensation and extraordinary items. The percentage used for this bonus pool may not exceed 15% as established by the Bonus Plan. The Bonus Plan further establishes that the maximum award to any one participant is 50% of the bonus pool. Bonuses to individual executive officers are awarded based on Company, business unit and individual performance. The Compensation Committee has the discretion to reduce or eliminate award pools.

  Long-Term Incentive Compensation

     The third component of the Company's executive officer compensation program is the granting of awards pursuant to the Company's 1996 Stock Option Plan and 1998 Long-Term Incentive Plan. Under these plans, executive officers and other key employees may be granted stock options, stock appreciation rights, restricted stock and long-term performance awards. Both the 1996 Stock Option Plan and the 1998 Long-Term Incentive Plan are administered by the Compensation Committee. During 1999, no executive officer received awards, but the Compensation Committee plans to increase the equity component of executive compensation in future years to be more competitive with its peer group of regional brokerage firms.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee considered a number of factors in determining Mr. Goldsmith's 1999 bonus under the Bonus Plan. First, the Committee considered the Company's financial performance on an absolute level and compared to its budgeted expectations including its significant revenue growth, record net income and earnings per share. Second, the Compensation Committee believed that Mr. Goldsmith's leadership was critical to the acquisitions made in 1999 which, in the Committee's view, have established a solid foundation for future growth. Third, the Committee reviewed performance and compensation data from a peer group of regional brokerage firms in order to determine Mr. Goldsmith's 1999 bonus. The peer group used consisted of substantially the same firms as are included in the Regional Sub-Index of the Financial Service Analytics Stock Price Index referred to in the Stock Performance graph on page 28.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code establishes a limit on corporate income tax deductions of $1 million per year paid to any Named Executive Officer. In designing compensation plans to meet the compensation objectives described above, the Company reserves the right to establish plans which may result in the Company's inability to deduct compensation under Section 162(m).

SUMMARY

     The Committee believes that the compensation plans for the Company's executive officers are designed to be performance-based and align the executive officers' interests with those of the Company. The Committee will continue to evaluate compensation of executive officers to ensure that it is consistent with the compensation philosophy described above and that it is in the best interests of the stockholders.

                     Winston J. Churchill    David V. Harkins
                     Thomas M. Hagerty       Hugh R. Harris
                     MEMBERS OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the following persons served on our Compensation Committee:
Mr. Churchill, Mr. Hagerty, Mr. Harkins and Mr. Harris. None of these persons is or has been an officer or employee of the Company or its subsidiaries. Mr. Hagerty and Mr. Harkins are employed by THL, and Mr. Churchill is employed by SCP. Each of THL and SCP has been involved in transactions with the Company. See the following section for a description of those transactions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE ACQUISITION

     Pursuant to a Contribution Agreement dated October 4, 1996 (the "Contribution Agreement"), on November 29, 1996, THL, SCP and approximately 350 employees of Freedom Securities Holding Corporation paid Hancock approximately $180,000,000 in cash in exchange for shares representing approximately 95% of the then-outstanding shares of the company.

     Pursuant to an Additional Share Agreement which we entered into with John Hancock Mutual Life Insurance Company ("Hancock") in connection with the Acquisition, we issued to Hancock in 1999, for no additional consideration, 20,251 shares of our common stock.

STOCKHOLDERS AGREEMENT

     We entered into a Stockholders Agreement with certain of our stockholders (the "Stockholders Agreement"). Under the agreement, THL can require us to register their shares of common stock for sale to the public on two occasions, subject to certain limitations. SCP could also require us to register their shares on one occasion (although SCP no longer holds shares of our common stock). After the second offering of shares of our common stock to the public, the other stockholders party to the Stockholders Agreement as a group can cause us to register their shares on two occasions. In addition, if we decide to register shares of our common stock for sale to the public, for our own account or someone else's, we must notify each of the parties to the Stockholders Agreement and they have a right to include their shares in such registration, subject to certain limitations. We must pay all of the fees and expenses (other than underwriting discounts and attorneys' fees) of any registration conducted pursuant to the Stockholders Agreement. The Stockholders Agreement also grants certain "tag-along" rights to the parties in the event THL enters into an agreement to sell more than 50% of the stock it acquired when the Company was acquired from Hancock.

     Four of our directors, Messrs. Boll, Hagerty, Harkins and Lawry, are affiliated with THL. In addition, Mr. Churchill is affiliated with SCP. As of April 14, 2000, THL and its affiliates owned 22.36% of our common stock. In January 1999, we purchased 494,748 shares from SCP, one of the original investors in the Company, at $15.56 per share. The purchase was funded from operations. SCP no longer holds any of our common stock.

TRANSACTIONS WITH AFFILIATED PARTIES

     In August, 1999, ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. which are entities affiliated with Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P., paid Tucker Anthony a broker's fee of $476,000 in connection with the sale of one of its portfolio companies, Fitz and Floyd, Inc.

     A partnership in which the CEO has a controlling interest makes available to the Company an airplane for business purposes. During 1999, the Company paid $288,000 for use of the plane.

MARGIN LOANS

     Certain of our executive officers and directors borrow from time to time under margin accounts maintained at Wexford Clearing Services Corporation, the Company's principal clearing firm. All such borrowings on margin are made in the ordinary course of business and on substantially the same terms (including interest rates and collateral requirements) as those prevailing for transactions with unaffiliated persons at the same time. Such borrowings by our executive officers and directors do not entail more than normal collectibility and other risks.

INVESTMENT PARTNERSHIPS

     Certain of our executive officers and other employees are limited or general partners in investment vehicles (we will refer to these as the "Employee Investment Vehicles"), through which they invest in funds sponsored by third parties, some of whom are clients of ours. These Employee Investment Vehicles also co-invest in transactions with certain of our clients. In certain instances, we lend to employees, including these executive officers, the amounts they use to purchase their partnership interests. The interest rate charged on such loans is a floating rate equal to our broker call rate, which is the interest rate charged by our brokerage subsidiaries to their margin customers. The Employee Investment Vehicles in their discretion may redeem the interest of these executive officers and other employees if they terminate their employment with us during a specified period following their initial investment in such vehicle. Upon such redemption, the executive officers and other employees would receive the lesser of (1) their paid-in capital contribution less interim distributions, or (2) the value of their partnership interest at that time. We may also call any outstanding loans to such limited partners when they terminate employment with us.

     The table below shows the amounts contributed by our executive officers to the Employee Investment Vehicles, and the distributions made to them, in 1999. The table also shows the outstanding balances of loans we have made to these executive officers as of March 15, 2000 and the largest amount outstanding under such loans at any time since January 1, 1999.

                                      AMOUNTS      DISTRIBUTIONS      LOAN BALANCE          LARGEST LOAN
                                    CONTRIBUTED        MADE               AS OF            BALANCE SINCE
                                      IN 1999         IN 1999       MARCH 15, 2000(1)    JANUARY 1, 1999(1)
                                    -----------    -------------    -----------------    ------------------
John H. Goldsmith.................   $     --         $19,405            $13,570              $ 20,424
John F. Luikart...................     53,000          69,296             37,640               106,780
Kevin J. McKay....................         --          61,917             28,165                85,229
David P. Prokupek.................    418,707          82,035                 --                    --
Robert H. Yevich..................     36,500          14,816             13,570                20,424

---------------
(1) Includes loans previously made in connection with Employee Investment Vehicles into which no new amounts were contributed in 1999.

                               OTHER INFORMATION

STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Company's common stock for the period of April 2, 1998 (the date of the Company's initial public offering) to December 31, 1999 with the cumulative total return of Standard & Poor's 500 Stock Index and the Regional Sub-Index of the Financial Service Analytics Stock Price Index ("FSA Regional") over the same period. The graph assumes a $100 investment made on April 2, 1998 and the reinvestment of all dividends. The FSA Regional Index is comprised of 10 publicly traded regional securities firms, including the Company.
PERFORMANCE GRAPH

                                                                             FSA REGIONAL BROKERAGE
                                                  TUCKER ANTHONY SUTRO                INDEX                   S&P 500 INDEX
                                                  --------------------       ----------------------           -------------
4/2/98                                                   100.00                      100.00                      100.00
6/30/98                                                   84.00                      102.00                      102.00
9/30/98                                                   62.00                       75.00                       92.00
12/31/98                                                  71.00                       80.00                      111.00
3/31/99                                                   75.00                       82.00                      117.00
6/30/99                                                   80.00                      107.00                      125.00
9/30/99                                                   64.00                       91.00                      117.00
12/31/99                                                  53.00                       85.00                      134.00

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and persons who own more than ten percent (10%) of the Company's common stock, file with the SEC initial reports of ownership and reports of changes in ownership of the Company's common stock. Our officers, directors and greater-than-ten-percent stockholders of the Company are required to furnish us with copies of all Section 16(a) reports they file.

     Based solely on our review of the Section 16(a) reports furnished to us and written representations that no other reports were required, we believe that our directors, officers and greater-than-ten-percent stockholders reported all transactions in the Company's common stock and options on a timely basis during the fiscal year ended December 31, 1999 except for Mr. Whaley, a director and an executive officer, who was late in filing a Form 3.

PROPOSALS FOR THE 2001 ANNUAL MEETING

     If you want to include a proposal in the Proxy Statement for the Company's 2001 Annual Meeting, please send the proposal to us at One Beacon Street, Boston, Massachusetts 02108, Attn: Secretary. Proposals submitted pursuant to SEC Rule 14a-8 must be received on or before December 22, 2000 to be included in next year's Proxy Statement. Under SEC Rule 14a-4, we will be able to use proxies given to us for the 2001 Annual Meeting to vote for or against any stockholder proposal submitted other than pursuant to Rule 14a-8 at our discretion unless the proposal is submitted to us on or before 60 days before next year's Annual Meeting. If the proposal is submitted before that deadline, we will retain our discretion to vote proxies we receive as long as we include in our Proxy Statement information on the nature of the proposal and how we intend to exercise our voting discretion and the proponent does not issue a proxy statement.

                                          By Order of the Board of Directors

                                      /s/ John H. Goldsmith

                                          John H. Goldsmith
                                          Chairman of the Board and
                                          Chief Executive Officer

April 21, 2000

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   EXHIBIT A

                              PROPOSED AMENDMENTS

AMENDMENT 1

     To increase the shares reserved for issuance under the ESPP:

     Replace the first sentence of Section 4 of the ESPP with the following:

     "There shall be 1,750,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment as herein provided."

AMENDMENT 2

     To expand the class of eligible employees under the ESPP:

     Delete Section 2(j)(4) of the ESPP.

AMENDMENT 3

     To increase the shares reserved for issuance under the 1998 Plan:

     Replace Section 3(a)(i) with the following:

     "5,814,804 shares, any or all of which may be granted as Incentive Stock Options;"

AMENDMENT 4

     To clarify that restricted stock or other awards may be distributed under the 1998 Plan as bonuses or deferred compensation:

     Add a new Section 7(d) to the 1998 Plan that reads as follows:

     "The Committee is authorized to grant Restricted Stock (with any or no restrictions) as a bonus or to grant such stock or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements, including deferred compensation plans. When or after making such grants, the Committee may waive any or all conditions under this Section 7 otherwise applicable to Restricted Stock."

AMENDMENT 5

     To specifically authorize the Committee to loan participants money to purchase shares under the 1998 Plan, and to forgive such loans:

     Insert after the third paragraph under Section 5(d):

     "The Committee, in its sole discretion, may at the time of grant or such later time as it determines, permit payment of any option exercise or stock purchase price in excess of the par value of any such awarded or sold by means of a full recourse or non-recourse promissory note containing such terms and conditions as the Committee deems advisable. The terms or conditions of the note need not require payment of interest, or may defer all interest payments until the maturity date of the note, and the note may be forgiven in the sole discretion of the Committee, including without limitation upon satisfaction of terms and conditions (which may but need not include continued employment with the Company) as the Committee deems advisable."

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

--------------------------------------------------------------------------------

A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                                                              WITHHOLD
                                   FOR all nominees       AUTHORITY to vote
                                 (except as indicated      for the nominees
                                    to the contrary         listed at right

1.  ELECTION OF DIRECTORS:               [  ]                    [  ]


NOMINEES: John H. Goldsmith, John F. Luikart, David P. Prokupek, Mark T. Whaley,
          Robert H. Yevich, C. Hunter Boll, Winston J. Churchill, Thomas M. Hagerty, David V. Harkins, Hugh R. Harris, Seth W. Lawry


(INSTRUCTIONS: To withhold authority to vote for any nominee, write that nominee's name on the space provided below.)


--------------------------------------------------------------------------------

                                                        FOR    AGAINST   ABSTAIN
2.  Ratification of the appointment of the accounting   [ ]      [ ]       [ ]
    firm of Ernst & Young, LLP to serve as independent accountants for the Company for the fiscal year ending December 31, 2000.

3.  To approve proposed amendments to our 1998          [ ]      [ ]       [ ]
    Employee Stock Purchase Plan.

4.  To approve proposed amendments to our 1998          [ ]      [ ]       [ ]
    Long-Term Incentive Plan.

5.  The proxies are authorized to vote in their         [ ]      [ ]       [ ]
    discretion upon such other business as may properly come before the meeting to the extent permitted by law.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING TO THE EXTENT PERMITTED BY LAW.


                                      I PLAN TO ATTEND THE MEETING         [ ]



SIGNATURE _____________________ SIGNATURE ____________________ DATE _____, 2000

                                             SIGNATURE IF
                                             HELD JOINTLY


NOTE: (Please date this proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.)